Exhibit 99.1

www.vanishpoint.com — rti@vanishpoint.com P.O. Box 9, 511 Lobo Lane, Little Elm, Texas 75068-0009 Tel: (972) 294-1010 - Fax: (972) 292-3600 - Toll Free: (888)806-2626

April 23, 2018

Enclosed is the Form 10-K of Retractable Technologies, Inc.  Key developments since January 1, 2017 include:

OPERATIONS

Domestic sales, which accounted for 78.3% of the revenues in 2017, increased 2.7%, principally due to increased sales of EasyPoint® and the blood collection set.  International revenues increased to $7.5 million from $3.5 million in 2016, primarily due to increased volumes.  Gross profit margins decreased from 34.7% in 2016 to 28.9% in 2017, principally due to a larger portion of international sales which bear a lower average sales price.

The loss from operations was $3.8 million in 2017 as compared to an operating loss of $3.5 million in 2016.  Non-recurring expenses such as stock option expense of $672 thousand and officer bonuses totaling $500 thousand, as well as costs associated with ramping up production of the EasyPoint® needle, affected 2017 results.  Cash flow from operations was a negative $2.9 million and the net decrease in cash was $1.3 million for 2017.  My purchase of three million shares of Common Stock from the Company for $2.4 million increased the Company’s cash position.  As of December 31, 2017, our cash and cash equivalents equaled $14.9 million.

NEW PRODUCTS AND PATENT LIFE FOR VANISHPOINT® SYRINGES

We have developed several new products in the last few years, including the EasyPoint® needle which can be used with, among other things, prefilled syringes.  We began selling the EasyPoint® needle in 2016 and sales of this product accounted for 6.0% of our 2017 annual revenues.  Based on industry-wide trends, we are optimistic that demand will increase for this product.

VanishPoint® syringes comprised 89.9% of sales in 2017 and existing patent coverage will expire in 2020.

LITIGATION UPDATES

We have been blocked from access to the market by practices engaged in by Becton, Dickinson and Company (“BD”) which dominates our market.  We initiated an antitrust and false advertising lawsuit in 2007 against BD.  Although a district court judgment awarded us $340 million in 2015 in antitrust damages from BD and the Fifth Circuit affirmed a finding of false advertising liability (but overturned the antitrust damages) in 2016, we were ultimately awarded a take nothing judgment in August 2017 and the case was dismissed.  We have filed for appeal.  Our stock price materially declined following the entry of the Fifth Circuit’s opinion in early December 2016 and the District Court’s decision in late August 2017.  For instance, the stock price closed at $2.45 per share on December 1, 2016 and fell to $1.09 per share a week later, following the announcement of the Fifth Circuit’s opinion.  A week after the August 17, 2017 entry of the District Court’s opinion, the stock price fell to $0.57 per share.  The closing stock price on April 9, 2018, was $0.90 per share.

We expect that a lawsuit filed against us in 2007 by BD and MDC Holdings, Inc. for patent infringement may be reopened in 2018.

ANNUAL MEETING

The annual meeting will be held on September 7, 2018.  Thank you for your continuing interest and support.

Sincerely,

Thomas J. Shaw
President and Chief Executive Officer